UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2007
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	37-1516132 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
(1)	Audited financial statements of Penreco, a Texas general partnership, as of December 31, 2006 and 2005 and for each of the three years ended December 31, 2006.

Report of Independent Auditors
To the Partners of
Penreco
In our opinion, the accompanying balance sheets and the related statements of income, of partners’ capital and of cash flows present fairly, in all material respects, the financial position of Penreco (a general partnership) at December 31, 2006 and 2005, and the results of its operations and its cash flows for the three years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Penreco’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 8 to the financial statements, Penreco has significant transactions and relationships with its partners.
/s/ PricewaterhouseCoopers LLP
March 28, 2007

Penreco
(A general partnership)
Balance Sheets
December 31, 2006 and 2005

	2006	2005
	(in thousands of dollars)
Assets
Current assets:
Cash and cash equivalents	$1,882	$1,480

Accounts receivable, net of allowance of $215 and $216, respectively	41,920	39,724
Accounts receivable due from partner	63	23
Inventory	31,633	31,815
Other current assets	1,051	673

Total current assets	76,549	73,715

Property, plant and equipment, net	36,387	36,310
Other asset	1,961	3,669

Total assets	$114,897	$113,694

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$25,297	$28,254
Accounts payable due to partner	9,058	10,442

Total current liabilities	34,355	38,696

Employee benefit obligations	2,686	4,439

Total liabilities	37,041	43,135

Commitments and contingencies

Partners’ capital	77,856	70,559

Total liabilities and partners’ capital	$114,897	$113,694

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Statements of Income
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
	(in thousands of dollars)

Revenue	$432,191	$336,444	$299,001

Cost of sales	342,849	264,312	223,296
Operating expenses	43,540	40,753	39,227
Selling, general and administrative expenses	23,808	22,163	25,823
Depreciation and amortization	2,940	3,028	3,121

Total operating expenses	413,137	330,256	291,467
Gain/(loss) on sale of assets	(11)	625	16
Operating income	19,043	6,813	7,550
Interest expense	(139)	(134)	(75)
Other income, net	393	372	554

Net income	$19,297	$7,051	$8,029

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Statements of Partners’ Capital
Years Ended December 31, 2006, 2005 and 2004

		M.E. Zukerman
		Specialty Oil
	ConocoPhillips	Corporation	Total
	(in thousands of dollars)

Balance at December 31, 2003	$50,315	$51,464	$101,779

Distributions to partners	(11,650)	(11,650)	(23,300)
Net income	4,015	4,014	8,029

Balance at December 31, 2004	42,680	43,828	86,508

Distributions to partners	(11,500)	(11,500)	(23,000)
Net income	3,525	3,526	7,051

Balance at December 31, 2005	34,705	35,854	70,559

Distributions to partners	(6,000)	(6,000)	(12,000)
Net income	9,649	9,648	19,297

Balance at December 31, 2006	$38,354	$39,502	$77,856

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Statements of Cash Flows
Years Ended December 31, 2006, 2005, 2004

	Year Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities
Net income	$19,297	$7,051	$8,029
Adjustments to reconcile net income to net cash provided by operating activities
PQS receivable	—	—	8,000
Provision for doubtful accounts	50	—	—
Employee benefit obligations	(342)	(786)	93
Depreciation and amortization	2,940	3,028	3,121
Change in LIFO reserve	2,816	10,937	6,027
(Gain) loss on disposals of property	11	(625)	(16)
Change in operating assets and liabilities
Accounts receivable	(2,246)	(587)	(5,549)
Accounts receivable due from partner	(40)	2,760	2,261
Inventory	(2,634)	(7,863)	(1,006)
Other current assets	(423)	117	43
Accounts payable and accrued liabilities	(2,957)	5,044	(706)
Accounts payable due to partner	(1,384)	7,976	1,251
Other assets	297	(150)	(66)

Net cash provided by operating activities	15,385	26,902	21,482

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	7	1,267	19
Additions to property, plant and equipment	(2,990)	(3,250)	(3,401)

Net cash used in investing activities	(2,983)	(1,983)	(3,382)

Cash flows from new financing activities
Proceeds from revolving credit agreement	7,000	3,000	—
Repayment of revolving credit agreement	(7,000)	(6,000)	—
Cash distributions to partners	(12,000)	(23,000)	(23,300)

Net cash used in financing activities	(12,000)	(26,000)	(23,300)

Net increase (decrease) in cash	402	(1,081)	(5,200)

Cash balance
Beginning of year	1,480	2,561	7,761

End of year	$1,882	$1,480	$2,561

Supplemental cash flow disclosures
Cash paid for interest	$100	$134	$(75)

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Notes to Financial Statements
December 31, 2006, 2005 and 2004
(in thousands of dollars)
1. Organization
Organization
Penreco, a general partnership, was formed pursuant to the laws of the state of Texas on October 1, 1997, as a joint venture between Pennzoil Products Company (“Pennzoil”, a wholly owned subsidiary of Pennzoil-Quaker State Company (“PQS”)) and Conoco Inc., now ConocoPhillips. Penreco was formed by combining portions of the two companies’ specialty petroleum products businesses. Pennzoil contributed its Penreco and Magie Brothers divisions which manufacture and market highly refined products including white oils, petrolatum and specialty solvents which are used in cosmetics, pharmaceuticals, plastics, textiles, agricultural products, food processing, inks, aluminum rolling oils and other specialty petroleum products. ConocoPhillips contributed its cash and Conosol solvents business which manufactures solvents for use in drilling fluids, mining, cleaning products and other specialty solvents.
Effective February 1, 2001, Pennzoil sold its interest in Penreco to M.E. Zukerman & Co. (“Zukerman”) for approximately $71,844. Zukerman maintains the same ownership interest and voting rights previously held by Pennzoil. The difference between the purchase price, which was paid directly to Pennzoil by Zukerman, and the equity in the net assets of Penreco, is reflected on the financial statements of Zukerman.
Voting and profits are split evenly between the two partners. A management committee effectively functions as a board of directors of Penreco with three members from each partner. Each partner has one vote and all actions by the management committee require a unanimous vote.
2. Summary of Significant Accounting Policies
Estimates
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.
Cash and Cash Equivalents
Cash consists of cash on deposit at financial institutions and marketable securities with original maturities of three months or less at the time of purchase.
Allowance for Doubtful Accounts
Penreco estimates losses for uncollectible accounts based on a five year historical average. Additionally, Penreco reviews specific customer accounts and establishes or adjusts allowances for those customers as considered necessary.
Inventories
Inventories consist principally of feedstocks, intermediates and finished products. Inventories are valued at the lower of cost or market, cost being determined by the last-in, first-out (“LIFO”) method for all inventories except materials and supplies, which are valued at average cost.
Property, Plant and Equipment
Property, plant and equipment is carried at cost and consists primarily of plant and equipment which is being depreciated on a straight-line basis over a period ranging from 5 to 40 years, the estimated life of the assets. When fixed assets are sold or retired, cost and accumulated depreciation are eliminated from the accounts, and gains or losses are recorded in income.

Long-lived assets are reviewed periodically for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, a loss is recognized in the accompanying statement of income for the difference. Fair value is determined based on estimated, discounted, future net cash flows.
Asset Retirement Obligations and Environmental Costs
Penreco records a liability for the fair value of asset retirement obligations, on a discounted basis, in the period in which the liability is incurred, which is typically at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. Penreco also capitalizes the costs associated with the asset retirement obligations as part of the carrying cost of the related assets. Ongoing period costs are incurred for the interest component of the liability and depreciation of the capitalized costs over the useful lives of the related assets. Penreco extinguishes the liabilities for asset retirement obligations when assets are taken out of service or otherwise abandoned.
Though a legal obligation exists for retiring Penreco’s chemical facilities, Penreco has not recorded an asset retirement obligation because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.
Penreco had no asset retirement obligation recorded as of December 31, 2006, 2005 and 2004.
Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Included in such obligations are the estimated direct costs to investigate and address the conditions on Penreco’s property and the associated engineering, legal and consulting costs. Projected cash expenditures are not discounted.
Pursuant to the terms of the Partnership agreement, certain environmental compliance and regulatory compliance liabilities that existed prior to the creation of the Partnership are the responsibility of the contributing partners.
Penreco had no environmental liabilities recorded as of December 31, 2006, 2005 and 2004.
Turnaround Costs
Plant turnaround costs are expensed in the period in which they are incurred.
Revenue Recognition
Revenues from the sale of products and co-products produced are recognized when title and risk of loss passes, generally upon delivery, and are presented net of customer rebates.
During the ordinary course of business, Penreco enters into rebate agreements with certain customers. Rebates are based on targeted volume levels or invoice amounts, depending on the customer. Accruals are recorded at the time of sale for all customers with rebates under the assumption that all requirements under the rebate agreement will be fulfilled, which is consistent with historical experience. Rebate payments are made to customers monthly, quarterly, or annually, depending on the agreement. If an agreement expires before the customer has fulfilled their obligations under the rebate agreement, the accrual for rebates is reversed.
Shipping and Handling
Costs incurred by Penreco for shipping and handling on customer orders are recorded in cost of sales. Penreco recognized cost of $10,869, $4,505 and $2,051 in cost of sales for the years ended December 31, 2006, 2005 and 2004, respectively.
Research and Development Expenditures
Research and development expenditures are recorded in selling, general and administrative expenses and primarily represent costs associated with technical support and new product development. Penreco recognized expenses of $2,822, $2,507 and $3,098 for research and development for the years ended December 31, 2006, 2005 and 2004, respectively.

Income Taxes
Penreco is treated as a tax partnership under the provisions of Subchapter K of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect a provision for income taxes since Penreco’s results of operations and related credits and deductions will be passed through to and taken into account by its partners in computing their respective tax liabilities.
Fair Value of Financial Instruments
The reported amounts of cash equivalents, accounts receivable and accounts payable approximate their fair values because of their short maturities. The note payable under Penreco’s line of credit facility approximates fair value as the interest rate adjusts based on current market rates.
Concentration of Credit Risk
Penreco grants credit, generally without collateral, to its customers. Consequently, it is subject to potential credit risk related to changes in business and economic conditions in the market place. Management believes Penreco’s billing and collection policies are adequate to minimize any potential credit risk.
Penreco routinely maintains cash and cash equivalent balances in financial institutions in excess of federally insured limits. Management periodically assesses the financial stability of such institutions and does not believe it is exposed to significant risk for uninsured cash balances.
Reclassifications
Certain reclassifications have been made in the prior year financial statements to conform to the 2006 financial statement presentation. These reclassifications have no impact on net income or partners’ capital.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, 106 and 123R. SFAS No. 158 requires an employer with a defined benefit pension plan to (1) recognize the funded status of the benefit plan in its statement of financial position, (2) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87 or FASB Statement No. 106, (3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position, and (4) disclose in the notes to the financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS No. 158 is required to be adopted by December 31, 2007. We expect the adoption of SFAS No. 158 will have the following impact on Penreco’s financial position, results of operations or cash flows based on reflection at December 31, 2006:

	Pension Plan		Postretirement
			Welfare Plan
		As Reported		As Reported
		Adjusted for SFAS		Adjusted for SFAS
	As Reported	158 Adoption	As Reported	158 Adoption
Accrued pension expense	$1,211	$1,211	$(2,155)	$(2,155)
Assets
Prepaid benefit cost	—	—	—	—
Intangible asset	1,742	—	—	—
Liabilities
Accrued benefit liability	(531)	(4,742)	(1,121)	(1,121)

Net equity	1,211	(4,742)	(1,121)	(1,121)

Accumulated other comprehensive income	—	(5,953)	—	1,034
Net asset (liability) recognized in retained earnings	1,211	1,211	(2,155)	(2,155)

Net equity recognized	$1,211	$(4,742)	$(2,155)	$(1,121)

3. Inventory
Inventory at December 31, 2006 and 2005, consisted of the following:

	December 31,
	2006	2005
White oils	$20,167	$17,725
Solvents	23,071	20,947
Petrolatum	8,763	6,961
Sulfonates	1,788	1,162
Cable fiber	1,625	1,845
Other	4,199	8,300
Materials and supplies	2,196	2,235
LIFO reserve	(30,176)	(27,360)

	$31,633	$31,815

The difference between replacement cost and LIFO value was $30,176, $27,360 and $16,423 at December 31, 2006, 2005 and 2004, respectively.
During 2006 and 2005, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2006 and 2005 purchases. The effect of the liquidation of LIFO inventory quantities decreased cost of goods sold and increased net income by approximately $257, $1,535 and $1,391, in 2006, 2005 and 2004, respectively.
4. Property, Plant and Equipment
Property, plant and equipment at December 31, 2006 and 2005, consisted of the following:

	Estimated	December 31,
	Useful Life	2006	2005
Land		$1,227	$1,227
Plant and equipment	5 — 16 years	75,369	74,421
Building/tanks	40 years	23,363	22,965
Improvements	30 years	1,187	1,161
Office furniture and equipment	6 — 10 years	1,019	1,019
Construction in process		2,641	1,338

		104,806	102,131
Accumulated depreciation		(68,419)	(65,821)

		$36,387	$36,310

5. Other Assets
Other assets at December 31, 2006 and 2005, consisted of the following:

	December 31,
	2006	2005
Other assets	$219	$516
Employee benefit plan asset (Note 7)	1,742	3,153

	$1,961	$3,669

Other assets consist primarily of catalyst used by the Hydrotreating Unit. Penreco recognized operating expense of $372, $1,184 and $261 relating to the deterioration of the catalyst during the years ended December 31, 2006, 2005 and 2004, respectively.
6. Line of Credit Facility
In May 2003, Penreco entered into an unsecured credit facility with Comerica Bank which provided for a $15,000 line of credit. The interest rate for short-term borrowings is prime, and for borrowings exceeding 30 days, the rate is Eurodollar plus 1%. At December 31, 2006 and 2005, Penreco had no outstanding borrowings under the credit facility.
The credit agreement with Comerica Bank requires Penreco to maintain a $30,000 accounts receivable balance in order to remain in compliance with covenants. Penreco must receive approval from its management committee before drawing more than $10,000 under this credit facility.
7. Employee Benefit Plans
Penreco has a defined contribution retirement plan covering all employees. All contributions due the plan are accrued currently and are paid to the trustees. Contribution expense was approximately $483 and $470 for the years ended December 31, 2006 and 2005, respectively.
Penreco also has a noncontributory defined benefit plan (“Pension Plan”) and contributory defined benefit medical and for salaried employees only a noncontributory disability plan (“Other Plans”) which cover all eligible Penreco employees (USW and International Union of Operating Engineers (“I.U.O.E.”) represented employees and salaried employees International Brotherhood of Teamsters (“I.B.T.”) 743 represented employees for medical only. The pension benefits are based primarily on years of service (USW and I.U.O.E. represented) and for salaried employees both years of service and the employee’s final 60 months average compensation. The funding policy is consistent with funding requirements of applicable laws and regulations. The assets of these plans consist of corporate equity securities, municipal and government bonds, and cash equivalents.

     Plan assets, costs, and key assumptions were as follows for December 31, 2006, 2005 and 2004:

	December 31,
	2006		2005		2004
		Other		Other		Other
		Post retirement		Post retirement		Post retirement
		Employee		Employee		Employee
	Pension Benefits	Benefits	Pension Benefits	Benefits	Pension Benefits	Benefits
Change in projected benefit obligation (PBO)*
Benefit obligation at beginning of year	$17,365	$1,251	$15,479	$1,578	$10,784	$5,636

Service cost	1,340	13	1,247	13	1,451	71

Interest cost	1,032	65	860	73	763	153

Participant contributions	—	66	—	71	—	61

Plan amendments	388	—	128	—	—	(3,954)
Benefits paid	(336)	(190)	(278)	(229)	(169)	(203)
Actuarial gain	(5)	(84)	(71)	(255)	2,650	(186)

Benefit obligation at end of year	19,784	1,121	17,365	1,251	15,479	1,578

Change in plan assets
Fair value of plan assets at beginning of year	11,001	—	7,962	—	4,190	—

Actual return on plan assets	2,051	—	625	—	696	—

Participant contributions	—	66	—	71	—	61
Employer contributions	2,430	124	2,738	158	3,245	142

Actuarial benefit payments	(336)	(190)	(278)	(229)	(169)	(203)
Administrative expenses	(104)	—	(46)	—	—	—

Fair value of plan assets at end of year	15,042	—	11,001	—	7,962	—

Accumulated benefit obligation (ABO)**
Accumulated benefit obligation (ABO)	(15,573)	—	(13,107)	—	(10,395)	—

Fair value of assets	15,042	—	11,001	—	7,962	—

ABO funded status at end of year	(531)	—	(2,106)	—	(2,433)	—

Reconciliation of funded status
Funded status — benefit obligation in excess of plan assets	(4,742)	(1,121)	(6,364)	(1,251)	(7,517)	(1,577)
Unrecognized prior service cost	3,309	(2,680)	3,467	(2,968)	3,855	(3,256)
Unrecognized loss	2,644	1,646	3,930	1,886	4,116	2,295

Accrued pension expense	$1,211	$(2,155)	$1,033	$(2,333)	$454	($2,538)

*	The projected benefit obligation is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and includes assumptions regarding future compensation levels when benefits are based on those amounts.

**	The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date.

The components of net periodic pension and other benefits cost for the years ended December 31, 2006, 2005 and 2004, were as follows:

	December 31,
	2006		2005		2004
		Other		Other		Other
		Post		Post		Post
		retirement		retirement		retirement
		Employee		Employee		Employee
	Pension Benefits	Benefits	Pension Benefits	Benefits	Pension Benefits	Benefits
Service cost	$1,340	$13	$1,247	$13	$1,451	$71
Interest cost	1,032	65	860	73	763	153
Expected return on assets	(909)	—	(666)	—	(407)	—
Amortization of prior service cost	547	(288)	515	(288)	504	(200)
Amortization of (gain) loss	244	155	201	155	264	186

Net periodic pension cost	$2,254	$(55)	$2,157	$(47)	$2,575	$210

Accrued benefit cost recognized in the statement of financial position	$(531)	$(2,155)	$(2,106)	$(2,333)	$(2,433)	$(2,538)
Prepaid benefit cost recognized in other assets in the statement of financial position	—	—	—	12	—	—
Plan intangible asset recognized in other assets in the statement of financial position	(1,742)	—	3,141	—	2,887	—

Weighted-average assumptions
Discount rate	5.94%	5.74%	5.75%	5.50%	5.75%	5.75%
Rate of compensation increase	4.50	0.00	4.50	0.00	4.50	0.00

Assumption used to determine net periodic cost
Discount rate	5.75%	5.50%	5.75%	5.75%	6.00%	6.00%
Expected return on plan assets	7.50	0.00	7.50	0.00	7.50	0.00
Rate of compensation increase	4.50	0.00	4.50	0.00	4.50	0.00
The measurement date of the plan is December 31. For measurement purposes, a 10.25% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006. The rate was assumed to decrease by .75% per year for an ultimate rate of 5% for 2013 and remains at that level thereafter. Penreco considered the historical returns and the future expectation for returns for each asset class, as well as the target asset allocation of the Pension Plan portfolio, to develop the expected long-term rate of return on plan assets.
Penreco’s Pension Plan and Other Plans asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	December 31,
	2006		2005
		Other		Other
	Pension Benefits	Plans	Pension Benefits	Plans
Cash	3%	100%	1%	100%
U.S. Equities	60	0	60	0
Foreign Equities	20	0	20	0
Fixed Income	17	0	19	0
Other	0	0	0	0

	100%	100%	100%	100%

The purpose of the Penreco Pension Plan Trust (the “Trust”) is to fund pension benefits as determined by the Penreco Pension Plan for qualified employees of Penreco.
The investment objective of the Trust is to generate a long-term rate of return which will fund the related pension liabilities and minimize Penreco’s contributions to the Trust. Trust assets are to be invested with an emphasis on providing a high level of current income through fixed income investments and longer-term capital appreciation through equity investments. Trust assets are targeted to achieve an investment return of 7.75% or more compounded annually over any 5-year period. Due to the long-term nature of pension liabilities, the Trust will assume moderate risk only to the extent necessary to achieve its return objective.
The Trust will pursue its investment objectives by investing in a customized profile of asset allocation which corresponds to the investment return target. Full discretion in portfolio investment decisions is given to Wells Fargo or its affiliates (“the manager”) subject to the investment policy guidelines. The manager is required to utilize fiduciary care in all investment decisions and is expected to minimize all costs and expenses involved with the managing of these assets.
With consideration given to the long-term goals of the Trust, the following ranges reflect the long-term strategy for achieving the stated objectives:

Asset Class	Range of Asset Allocation	Target Allocation

Cash	0 — 5%	Minimal
Fixed income	20 — 50%	35%
Equities	50 — 80%	65%
Trust assets will be invested in accordance with the prudent expert standard as mandated by ERISA. In the event market environments create asset exposures outside of the policy guidelines, reallocations will be effected in an orderly manner.
     Fixed Income Guidelines
U.S. Treasury, Agency securities, and corporate bond issues rated “investment grade” or higher are considered appropriate for this portfolio. Written approval will be obtained to hold securities downgraded below “investment grade” by either Moody’s or Standard & Poors. Money market and fixed-income funds that are consistent with the stated investment objective of this Trust are also considered acceptable.
Excluding U.S. Treasury and Agency obligations, money market or fixed-income mutual funds, no single issuer shall exceed more than 10% of the total portfolio market value. The average maturity range shall be consistent with the objective of providing a high level of current income and long-term growth within the acceptable risk level established for the Trust.
     Equity Guidelines
Any equity security that is on a Wells Fargo or affiliate working list is considered appropriate for this portfolio. Equity mutual funds that are consistent with the stated investment objective of the Trust are also considered acceptable.
No individual equity position, with the exception of equity mutual funds, should exceed 10% of the total market value.

Performance of investment results will be reviewed, at least semi-annually, by the Penreco Employee Benefit Plans Board (“EBPB”) and annually at a joint meeting between the EBPB and Wells Fargo investment management personnel. Written communication regarding investment performance will occur quarterly. Any major changes in the manager’s investment strategy will be communicated to the Chairman of the EBPB on an ongoing basis and as frequently as necessary. The investment managers shall be informed of special situations affecting Trust investments including substantial withdrawal or funding pattern changes and changes in investment policy guidelines and objectives.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension	Other
	Benefits	Plans

2007	$410	$167
2008	498	140
2009	579	122
2010	682	85
2011	785	110
2012 — 2016	6,261	411
Penreco expects to contribute $2,050 to its Pension Plan and $167 to its Other Plans in 2007.
8. Related Party Transactions
In the ordinary course of business, Penreco purchases raw materials from ConocoPhillips. Raw materials purchased from ConocoPhillips for the years ended December 31, 2006, 2005 and 2004, amounted to $197,798, $142,082 and $111,588, respectively, and are included in cost of sales or ending inventory. Penreco also recognized expenses of $1,927, $1,451 and $2,224 for the years ended December 31, 2006, 2005 and 2004, respectively, for certain administrative services performed by ConocoPhillips on Penreco’s behalf which are included in selling, general and administrative expense in the statement of income. Other expenses paid by ConocoPhillips on Penreco’s behalf totaling $4,105, $10,492 and $6,543 were recognized by Penreco for the years ended December 31, 2006, 2005 and 2004, respectively, and are recorded as a component of selling, general and administrative expenses in the statement of income. These are primarily taxes and rail car charges paid by ConocoPhillips on behalf of Penreco. At December 31, 2006 and 2005, Penreco had payables due to ConocoPhillips of $9,058 and $10,442, respectively.
In the ordinary course of business, ConocoPhillips purchases certain finished products from Penreco. Penreco recognized sales revenue of $676, $9,011 and $11,977 from ConocoPhillips for the years ended December 31, 2006, 2005 and 2004, respectively. Accounts receivable due from ConocoPhillips at December 31, 2006 and 2005, was $63 and $23, respectively. Penreco also had a long-term receivable due from ConocoPhillips of $1,150 as of December 31, 2006 and 2005, which will become due at the dissolution of the partnership as a working capital adjustment. The long-term receivable is recorded as a reduction to ConocoPhillips’ partner’s equity.
Penreco recognized $1,574, $2,292 and $2,788 in revenue in 2006, 2005 and 2004, respectively, pursuant to a contract with ConocoPhillips. Penreco entered into the contract in late 2003 in order to obtain services in support of Penreco’s arrangements in the United Kingdom related to sales of gas condensate. ConocoPhillips provides Penreco with commercial services, including but not limited to, contract negotiation and commercial trading activities on behalf of Penreco. ConocoPhillips collects amounts from third parties under the arrangement and remits the proceeds to Penreco net of a two U.S. dollar per metric ton fee plus a cost recovery factor.

9. Operating Leases
Future commitments under operating leases for premises and equipment (primarily rail cars) as of December 31, 2006, are as follows:

2007	$4,194
2008	2,494
2009	1,547
2010	947
2011	516
Thereafter	72

$9,770

Rental expense under operating leases (recorded as a component of selling, general, administrative and operating expenses in the statement of income) was $5,349, $6,267 and $5,885 for the years ended December 31, 2006, 2005 and 2004, respectively.
10. Commitments and Contingencies
Penreco is named as defendant in two lawsuits which have arisen in the ordinary course of business. Penreco believes that any litigation is unlikely to have a material adverse effect on its financial condition, results of operations, or cash flows and, therefore, has made no provision in these financial statements.
ConocoPhillips is obligated to supply Penreco with certain feedstocks for manufacturing specialty products. All of these feedstock supply obligations are defined in approximately six feedstock agreements between the Penreco Partnership and ConocoPhillips. These agreements are based on quoted market prices and have primary terms of 20 years.
Penreco’s contract with Local 889 of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (“USW”) at the Karns City plant expired at midnight on January 31, 2006. The union continued to work under mutually agreed rolling 24 hour extensions to the contract while settlement negotiations continued. However the parties were unable to reach an agreement regarding wages and benefits provided to USW employees. After a vote on February 11, the union went on strike on February 13. The Karns City plant was being operated by Penreco salaried personnel. On May 17, 2006, the membership of USW Local 889 ratified the offer that the Company had placed on the table on February 9, 2006. The striking employees returned to work on May 22, 2006, and have reintegrated into the workplace.
11. Subsequent Events
     Product Allocation
On February 8, 2007, Penreco invoked the Excuse of Performance provision (Section 2-612) of the Uniform Commercial Code and any applicable force majeure provision existing by agreement between Penreco and its customers with regard to certain solvent products produced for Penreco at the “LVT” unit of the ConocoPhillips Lake Charles Refinery. Penreco took this position because the feedstock supplier, ConocoPhillips, declared force majeure under the feedstock supply agreement as a result of an explosion and fire at their feedstock supplier’s plant and subsequent notification of force majeure by their feedstock supplier. At the same time Penreco announced allocation of some of these solvent products and subsequently on March 7, 2007, announced allocation of all of the solvent products produced at the “LVT” unit. Specifically these products were allocated at zero percent due to the fulfillment of orders on hand and the depletion of existing inventories.
Management believes that the “LVT” unit will restart in late April based on information provided by the feedstock supplier, resulting in approximately an 11 to 12 week loss of production. Penreco management anticipates that this loss of production will result in a reduction of 2007 budgeted net income of less than 10%.

(2)	Unaudited financial statements of Penreco, a Texas general partnership, as of September 30, 2007 and September 30, 2006 and for each of the years then ended.
Penreco
(A general partnership)
Balance Sheets

	September 30, 2007
	(Unaudited)	December 31, 2006
	(in thousands of dollars)
Assets
Current assets:
Cash and cash equivalents	$—	$1,882

Accounts receivable, net of allowance of $263 and $215, respectively	41,280	41,920
Accounts receivable due from partner	64	63
Inventory	29,188	31,633
Other current assets	1,196	1,051

Total current assets	71,728	76,549

Property, plant and equipment, net	35,245	36,387
Other asset	1,911	1,961

Total assets	$108,884	$114,897

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$24,599	$25,297
Accounts payable due to partner	8,931	9,058

Total current liabilities	33,530	34,355

Employee benefit obligations	68	2,686

Total liabilities	33,598	37,041

Commitments and contingencies
Partners’ capital	75,286	77,856

Total liabilities and partners’ capital	$108,884	$114,897

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
(Unaudited) Statements of Income
Nine Months Ended September 30, 2007 and 2006

	Nine Months Ended September 30,
	2007	2006
	(in thousands of dollars)

Revenue	$324,606	$319,010

Cost of sales	258,205	258,188
Operating expenses	29,791	32,943
Selling, general and administrative expenses	18,517	17,705
Depreciation and amortization	2,172	2,416
Gain on sale of assets	6	1

Total operating expenses	308,679	311,251
Operating income	15,927	7,759
Interest expense	(7)	(102)
Other income, net	511	308

Net income	$16,431	$7,965

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Statements of Partners’ Capital

		M.E. Zukerman
		Specialty Oil
	ConocoPhillips	Corporation	Total
	(in thousands of dollars)

Balance at December 31, 2005	$34,705	$35,853	$70,559

Distributions to partners	(6,000)	(6,000)	(12,000)
Net income	9,649	9,648	19,297

Balance at December 31, 2006	38,354	39,501	77,856

Distributions to partners (unaudited)	(9,500)	(9,500)	(19,000)
Net income (unaudited)	8,216	8,215	16,431

Balance at September 30, 2007 (unaudited)	$37,070	$38,216	$75,287

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
(Unaudited) Statements of Cash Flows
Nine Months Ended September 30, 2007 and 2006

	Nine Months Ended
	September 30,
	2007	2006
	(In thousands)
Cash flows from operating activities
Net income	$16,431	$7,965
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	263	279
Employee benefit obligations	(2,650)	(2,431)
Depreciation and amortization	2,172	2,416
Change in LIFO reserve	3,751	8,058
Gain on disposals of property	(6)	(1)
Change in operating assets and liabilities
Accounts receivable	377	(2,761)
Accounts receivable due from partner	(1)	(83)
Inventory	(1,306)	(9,480)
Other current assets	(180)	(379)
Accounts payable and accrued liabilities	(698)	1,837
Accounts payable due to partner	(127)	(4,557)
Other assets	82	(212)

Net cash provided by operating activities	18,108	651

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	6	7
Additions to property, plant and equipment	(996)	(2,138)

Net cash used in investing activities	(990)	(2,131)

Cash flows from new financing activities
Proceeds from revolving credit agreement	—	4,000
Cash distributions to partners	(19,000)	(4,000)

Net cash used in financing activities	(19,000)	—

Net increase (decrease) in cash	(1,882)	(1,480)

Cash balance
Beginning of period	1,882	1,480

End of period	$—	$—

Supplemental cash flow disclosures
Cash paid for interest	$7	$102

The accompany notes are an integral part of these financial statements.

Penreco
(A general partnership)
Notes to the Unaudited Financial Statements
(in thousands of dollars)
1. Business and Organization
Penreco is a partnership owned by ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation. Penreco manufactures and markets highly refined petroleum products and specialty solvents including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, compressor lubricants and gelled products.
Interim Financial Information
These unaudited financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures, normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to those rules and regulations. Penreco believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.
Penreco recommends that these unaudited financial statements be read in conjunction with the audited financial statements and notes thereto of Penreco for the year ended December 31, 2006.
Estimates
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.
Allowance for Doubtful Accounts
Penreco estimates losses for uncollectible accounts based on a five year historical average. Additionally, Penreco reviews specific customer accounts and establishes or adjusts allowances for those customers as considered necessary.
Asset Retirement Obligations and Environmental Costs
Penreco records a liability for the fair value of asset retirement obligations, on a discounted basis, in the period in which the liability is incurred, which is typically at the time the assets are installed or acquired, if a reasonable estimate of fair value can be made. Penreco also capitalizes the costs associated with the asset retirement obligations as part of the carrying cost of the related assets. Ongoing period costs are incurred for the interest component of the liability and depreciation of the capitalized costs over the useful lives of the related assets. Penreco extinguishes the liabilities for asset retirement obligations when assets are taken out of service or otherwise abandoned.
Though a legal obligation exists for retiring Penreco’s chemical facilities, Penreco has not recorded an asset retirement obligation because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.
Penreco had no asset retirement obligation recorded as of September 30, 2007.
Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Included in such obligations are the estimated direct costs to investigate and address the conditions on Penreco’s property and the associated engineering, legal and consulting costs. Projected cash expenditures are not discounted.
Pursuant to the terms of the Partnership agreement, certain environmental compliance and regulatory compliance liabilities that existed prior to the creation of the Partnership are the responsibility of the contributing partners.
Penreco had no environmental liabilities recorded as of September 30, 2007.
Concentration of Credit Risk
Penreco grants credit, generally without collateral, to its customers. Consequently, it is subject to potential credit risk related to changes in business and economic conditions in the market place. Management believes Penreco’s billing and collection policies are adequate to minimize any potential credit risk.
Penreco routinely maintains cash and cash equivalent balances in financial institutions in excess of federally insured limits. Management periodically assesses the financial stability of such institutions and does not believe it is exposed to significant risk for uninsured cash balances.
2. Recent Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes methods used to measure fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal periods. Penreco is currently evaluating the impact of this statement, if any, on its financial position, results of operations or cash flows.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”. SFAS No. 159 permits entities to choose to measure at fair value many financial instruments and certain other items at fair value that are not currently required to be measured. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Penreco is currently evaluating the impact of this statement, if any, on its financial position, results of operations or cash flows.
In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, 106 and 123R. SFAS No. 158 requires an employer with a defined benefit pension plan to (1) recognize the funded status of the benefit plan in its statement of financial position, (2) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to FASB Statement No. 87 or FASB Statement No. 106, (3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position, and (4) disclose in the notes to the financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS No. 158 is required to be adopted by December 31, 2007. Penreco is currently evaluating the impact of this statement, on its financial position, results of operations or cash flows. Refer to the chart in the 2006 audit report for a break down of the potential impact valued at 12/31/2006.

3. Inventory
     Inventory consisted of the following:

	September 30, 2007	December 31, 2006
	(Unaudited)

White oils	$24,473	$20,167
Solvents	19,556	23,071
Petrolatum	7,907	8,763
Sulfonates	1,063	1,788
Cable filler	1,102	1,625
Other	6,934	4,199
Materials and supplies	2,080	2,196
LIFO reserve	(33,927)	(30,176)

	$29,188	$31,633

The difference between replacement cost and LIFO value was $33,927 at September 30, 2007 and $30,176 at December 31, 2006, respectively.
Costs incurred by Penreco for shipping and handling on customer orders are recorded in cost of sales. Penreco incurred $8,773 and $8,606 in shipping and handling cost for the first nine months ended September 30, 2007 and 2006, respectively.
4. Property, Plant and Equipment
     Property, plant and equipment consisted of the following:

	Estimated
	Useful Life	September 30, 2007	December 31, 2006
		(Unaudited)

Land		$1,227	$1,227
Plant and equipment	5 — 16 years	76,802	75,369
Building/tanks	40 years	23,363	23,363
Improvements	30 years	1,187	1,187
Office furniture and equipment	6 — 10 years	1,049	1,019
Construction in process		2,060	2,641

		105,688	104,806
Accumulated depreciation		(70,443)	(68,419)

		$35,245	$36,387

5. Other Assets
     Other assets consisted of the following:

	September 30, 2007	December 31, 2006
	(Unaudited)

Other assets	$137	$219
Employee benefit plan asset	1,774	1,742

	$1,911	$1,961

Other assets consist primarily of catalyst used by the Hydrotreating Unit. Penreco recognized operating expense of $82 and $316 relating to the deterioration of the catalyst during the first nine months ended September 30, 2007 and 2006, respectively.
6. Line of Credit Facility
In May 2003, Penreco entered into an unsecured credit facility with Comerica Bank which provided for a $15,000 line of credit. The interest rate for short-term borrowings is prime, and for borrowings exceeding 30 days, the rate is Eurodollar plus 1%. At September 30, 2007 and December 31, 2006 Penreco had no outstanding borrowings under the credit facility.
The credit agreement with Comerica Bank requires Penreco to maintain a $30,000 accounts receivable balance in order to remain in compliance with covenants. Penreco must receive approval from its management committee before drawing more than $10,000 under this credit facility.
7. Partners’ Capital
For the first nine months ended September 30, 2007, Penreco has made a total of $19,000 in distributions to it’s Partners
8. Employee Benefit Plans
Penreco has a defined contribution retirement plan covering all employees. All contributions due the plan are accrued currently and are paid to the trustees.
Penreco also has a noncontributory defined benefit plan (“Pension Plan”) and contributory defined benefit medical and for salaried employees only a noncontributory disability plan (“Other Plans”) which cover all eligible Penreco employees (USW and International Union of Operating Engineers (“I.U.O.E.”) represented employees and salaried employees International Brotherhood of Teamsters (“I.B.T.”) 743 represented employees for medical only. The pension benefits are based primarily on years of service (USW and I.U.O.E. represented) and for salaried employees both years of service and the employee’s final 60 months average compensation. The funding policy is consistent with funding requirements of applicable laws and regulations. The assets of these plans consist of corporate equity securities, municipal and government bonds, and cash equivalents.
The following table summarizes the components of the net periodic pension cost under this plan for the nine month periods ended September 30, 2007 and 2006:

	Pension Plan		Postretirement Welfare Plan
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Service cost	$1,090	$1,005	$9	$10
Interest cost	943	774	40	48
Expected return on plan assets	(939)	(682)	—	—
Net amortization and deferral	569	593	(120)	(99)

Net periodic pension cost	$1,663	$1,690	$(71)	$(41)

9. Related Party Transactions
In the ordinary course of business, Penreco purchases raw materials from ConocoPhillips. Raw materials purchased from ConocoPhillips for the first nine months of 2007 was $146,605 and for the year ended December 31, 2006, amounted to $197,798, and are included in cost of sales or ending inventory. Penreco also recognized expenses of $1,037 and $1,417 for the first nine months ended September 30, 2007 and 2006, respectively, for certain administrative services performed by ConocoPhillips on Penreco’s behalf which are included in selling, general and administrative expense in the statement of income. Other expenses paid by ConocoPhillips on Penreco’s behalf totaling $3,698 and $2,709 were recognized by Penreco for the first nine months ended September 30, 2007 and 2006, respectively, and are recorded as a component of selling, general and administrative expenses in the statement of income. These are primarily taxes and rail car charges paid by ConocoPhillips on behalf of Penreco. At September 30, 2007 and December 31, 2006, Penreco had payables due to ConocoPhillips of $8,931 and $9,058, respectively.
In the ordinary course of business, ConocoPhillips purchases certain finished products from Penreco. Penreco recognized sales revenue of $528 and $521 from ConocoPhillips for the first nine months ended September 30, 2007 and 2006, respectively. Accounts receivable due from ConocoPhillips at September 30, 2007 and December 31, 2006, was $64 and $63, respectively. Penreco also had a long-term receivable due from ConocoPhillips of $1,150 as of September 30, 2007 and December 31, 2006, which will become due at the dissolution of the partnership as a working capital adjustment. The long-term receivable is recorded as a reduction to ConocoPhillips’ partner’s equity.
Penreco recognized $289 and $1,462 in revenue for the first nine months ended September 30, 2007 and 2006, respectively, pursuant to a contract, which has been terminated, with ConocoPhillips. Penreco entered into the contract in late 2003 in order to obtain services in support of Penreco’s arrangements in the United Kingdom related to sales of gas condensate. ConocoPhillips provided Penreco with commercial services, including but not limited to, contract negotiation and commercial trading activities on behalf of Penreco. ConocoPhillips collected amounts from third parties under the arrangement and remitted the proceeds to Penreco net of a two U.S. dollar per metric ton fee plus a cost recovery factor. These agreements were terminated in the third quarter 2007.
10. Operating Leases
Future commitments under operating leases for premises and equipment (primarily rail cars) for the years ending December 31 are as follows:

2007 (excludes nine months ended September 30, 2007)	$4,684
2008	2,985
2009	2,037
2010	1,370
2011	558
Thereafter	72

$11,706

Rental expense under operating leases (recorded as a component of selling, general, administrative and operating expenses in the statement of income) was $4,444 and 4,333 for the first nine months ended September 30, 2007 and 2006, respectively.
11. Commitments and Contingencies
Penreco is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. With respect to all such lawsuits, claims and proceedings, Penreco records reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Penreco does not believe that any of these proceedings, separately or in the aggregate, would be expected to have a material adverse effect on Penreco’s financial position, results of operations or cash flows.

ConocoPhillips is obligated to supply Penreco with certain feedstocks for manufacturing specialty products. All of these feedstock supply obligations are defined in approximately six feedstock agreements between the Penreco Partnership and ConocoPhillips. These agreements are based on quoted market prices and have primary terms of 20 years.
12. Subsequent Events
On October 22, Calumet Specialty Products Partners, L.P. signed a definitive purchase agreement to acquire Penreco for approximately $240 million in cash, subject to customary purchase price adjustments. The transaction is expected to close in the fourth quarter of 2007, subject to customary closing conditions and regulatory approval.

(b) Unaudited Pro Forma consolidated Financial Information.
Pro forma financial statements as of September 30, 2007, for the year ended December 31, 2006 and the nine month period ended September 30, 2007.
INTRODUCTION
     Following are the unaudited pro forma consolidated financial statements of Calumet Specialty Products Partners, L.P. (“Calumet”) as of September 30, 2007, for the year ended December 31, 2006 and for the nine months ended September 30, 2007. The unaudited pro forma consolidated financial statements give effect to (i) Calumet’s initial public offering and related transactions in January 2006, (ii) its follow on offering and related transactions in July 2006, (iii) Calumet’s proposed acquisition of Penreco, a Texas general partnership, (“Penreco”), and (iv) the sale by Calumet of 2,800,000 common units and the issuance of debt under a new credit facility related to the proposed acquisition of Penreco (collectively, the “Transactions”). The unaudited pro forma consolidated balance sheet assumes that the Transactions occurred as of September 30, 2007. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 and for the nine months ended September 30, 2007 assume that the Transactions occurred on January 1, 2006. Adjustments related to the Transactions are described in the accompanying notes to the unaudited pro forma consolidated financial statements.
     The unaudited pro forma consolidated financial statements and accompanying notes should be read together with Calumet’s related historical consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the period ended September 30, 2007 as filed with the Securities and Exchange Commission and Penreco’s historical financial statements and notes thereto beginning on page 3. The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations were derived by adjusting the historical consolidated financial statements of Calumet and Penreco. These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of the Transactions may differ from the effects reflected in the unaudited pro forma consolidated financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited consolidated pro forma financial statements.
     The unaudited pro forma consolidated financial statements are not necessarily indicative of the consolidated financial condition or results of operations of Calumet had the Transactions actually been completed at the beginning of the period or as of the date specified. Moreover, the unaudited pro forma consolidated financial statements do not project consolidated financial position or results of operations of Calumet for any future period or at any future date.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands)

	As of September 30, 2007
	Calumet	Penreco
	Historical	Historical (s)	Adjustments		Pro Forma
Assets
Current assets:
Cash	$28	$—	$2,506	(b)	$54,907
			(266,584	)(c)
			116,362	(a)
			266,788	(d)
			(64,193	)(j)
Accounts receivable:
Trade, less allowance for doubtful accounts	115,008	41,344	—		156,352
Other	2,151	—	—		2,151

	117,159	41,344	—		158,503

Inventories	101,380	29,188	39,440	(e)	170,008
Derivative Assets	—	—	—		—
Prepaid expenses and other current assets	1,694	1,065	—		2,759

Total current assets	220,261	71,597	94,319		386,177
Property, plant and equipment, net	350,751	35,376	55,757	(f)	440,077
			(1,807	)(r)
Intangibles	—	—	82,555	(g)	82,555
Goodwill	—	—	21,252	(h)	21,252
Other noncurrent assets, net	6,090	1,911	8,212	(d)	15,652
			(561	)(i)

Total assets	$577,102	$108,884	$259,727		$945,713

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$123,712	$26,262	$—		$149,974
Accrued salaries, wages and benefits	4,598	4,292	(1,959	)(r)	6,931
Other taxes payable	7,399	583	—		7,982
Other current liabilities	3,167	2,393	—		5,560
Current portion of long-term debt	1,990	—	2,450	(j)	4,440
Derivative liabilities	41,480	—	—		41,480

Total current liabilities	182,346	33,530	491		216,367
Long-term debt, less current portion	65,828	—	208,357	(j)	274,185
Other noncurrent liabilities	—	68	7,706	(p)	7,774

Total liabilities	248,174	33,598	216,554		498,326

Commitments and contingencies
Partners’ capital:
Penreco partners’ capital	—	75,286	(75,286	)(k)	—
Common unitholders	284,257				400,444
			116,362	(a)
			(327	)(i)
			(1,807	)(r)
			1,959	(r)
Subordinated unitholders	49,924	—	(223	)(i)	49,701
General partner’s interest	16,768	—	2,506	(b)	19,263
			(11	)(i)
Accumulated other comprehensive income	(22,021)	—	—		(22,021)

Total partners’ capital	328,928	75,286	43,173		447,387

Total liabilities and partners’ capital	$577,102	$108,884	$259,727		$945,713

See accompanying notes to unaudited pro forma consolidated financial statements

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per unit data)

	Year Ended December 31, 2006
		Initial		Secondary		Calumet
	Calumet	Offering		Offering		Pro	Penreco
	Historical	Adjustments		Adjustments		Forma	Historical (s)	Adjustments		Pro Forma
Sales	$1,641,048	$—		$—		$1,641,048	$432,191	$(3,397	)(m)	$2,069,842
Cost of sales	1,436,108	—		—		1,436,108	378,460	1,686	(n)	1,821,514
								(3,397	)(m)
								(658	)(q)
								9,315	(o)

Gross profit	204,940	—		—		204,940	53,731	(10,343)		248,328

Operating costs and expenses:
Selling, general and administrative	20,430	—		—		20,430	22,833	419	(n)	43,682
Transportation	56,922	—		—		56,922	10,869	—		67,791
Taxes other than income taxes	3,592	—		—		3,592	975	—		4,567
Other	863	—		—		863	—	—		863

Operating income (loss)	123,133	—		—		123,133	19,054	(10,762)		131,425

Other income (expense):
Interest expense	(9,030)	847	(l)	1,384	(l)	(6,799)	(139)	(21,377	)(l)	(28,315)
Interest income	2,951	—		—		2,951	149	—		3,100
Debt extinguishment costs	(2,967)	—		—		(2,967)	—	—		(2,967)
Realized gain (loss) on derivative instruments	(30,309)	—		—		(30,309)	—	—		(30,309)
Unrealized gain (loss) on derivative instruments	12,264	—		—		12,264	—	—		12,264
Other	(274)	—		—		(274)	233	—		(41)

Total other income (expense)	(27,365)	847		1,384		(25,134)	243	(21,377)		(46,268)

Net income (loss) before income taxes	95,768	847		1,384		97,999	19,297	(32,139)		85,157
Income tax expense	190	—		—		190	—	—		190
Net income (loss)	$95,578	$847		$1,384		$97,809	$19,297	$(32,139)		$84,967

Allocation of Net Income
Net income applicable to Predecessor for the period through January 31, 2006	$4,408					$—				$—

Net income applicable to Calumet	91,170					97,809				84,967
Minimum quarterly distribution to common unitholders	(24,413)					(29,378)				(34,499)
General partner’s incentive distribution rights	(18,912)					(18,003)				(13,305)
General partner’s interest in net income	(845)					(1,006)				(999)
Common unitholders’ share of income in excess of minimum quarterly distribution	(18,312)					(18,580)				(14,905)

Limited partners’ interest in net income	$28,688					$30,842				$21,259

Basic and diluted net income per limited partner unit:
Common	$2.84					$2.94				2.58
Subordinated	$2.20					$2.36				1.64
Weighted average number of limited partner units outstanding:
Common — basic and diluted	14,642					16,321				19,166
Subordinated — basic and diluted	13,066					13,066				13,066
See accompanying notes to unaudited pro forma consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per unit data)

	Nine Months Ended September 30, 2007
	Calumet	Penreco
	Historical	Historical (s)	Adjustments		Pro Forma
Sales	$1,200,923	$324,606	$(647	)(m)	$1,524,882
Cost of sales	1,047,542	279,223	1,264	(n)	1,333,874
			(647	)(m)
			(494	)(q)
			6,986	(o)

Gross profit	153,381	45,383	(7,756)		191,008

Operating costs and expenses:
Selling general and administrative	16,069	19,998	315	(n)	36,382
Transportation	40,835	8,773	—		49,608
Taxes other than income taxes	2,719	691	—		3,410
Other	2,562	—	—		2,562

Operating income (loss)	91,196	15,921	(8,071)		99,046

Other income (expense):
Interest expense	(3,474)	(7)	(16,032	)(l)	(19,513)
Interest income	1,849	202	—		2,051
Debt extinguishment costs	(347)	—	—		(347)
Realized gain (loss) on derivative instruments	(9,658)	—	—		(9,658)
Unrealized gain (loss) on derivative instruments	(3,937)	—	—		(3,937)
Other	(145)	315	—		170

Total other income (expense)	(15,712)	510	(16,032)		(31,234)

Net Income (loss) before income taxes	75,484	16,431	(24,103)		67,812
Income tax expense	401	—	—		401
Net income (loss)	$75,083	$16,431	$(24,103)		$67,411

Allocation of Net Income:
Net income applicable to Calumet	75,083				67,411
Minimum quarterly distribution to common unitholders	(22,095)				(25,880)
General partner’s incentive distribution rights	(14,102)				(10,339)
General partner’s interest in net income	(783)				(767)
Common unitholders’ share of income in excess of minimum quarterly distribution	(13,592)				(12,881)

Limited partners’ interest in net income	$24,511				$17,544

Basic and diluted net income per limited partner unit
Common	$2.18				$2.03
Subordinated	$1.88				$1.35
Weighted average number of limited partner units outstanding:
Common — basic	16,366				19,170
Subordinated — basic	13,066				13,066
Common — diluted	16,369				19,170
Subordinated — diluted	13,066				13,066
See accompanying notes to unaudited pro forma consolidated financial statements.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Presentation, the Offering and Other Transactions
     The historical financial information as of September 30, 2007 is derived from the historical consolidated financial statements of Calumet and Penreco. The pro forma adjustments have been prepared as if the transactions described in these footnotes had taken place on September 30, 2007, in the case of the pro forma balance sheet or as of January 1, 2006, in the case of the pro forma statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007.
     The unaudited pro forma consolidated balance sheet reflects the following transactions:
•	the acquisition of Penreco for a total cash purchase price of $266.6 million;

•	the anticipated sale by Calumet of 2,800,000 common units to the public;

•	the payment of estimated underwriting commissions and other offering expenses of the anticipated public offering; and

•	the repayment by Calumet of its senior secured first lien term loan and its borrowings under its senior secured revolving credit facility; and the borrowing of $275.0 million pursuant to a new senior secured first lien term loan it will enter into at the time of the closing of the Penreco acquisition.
     The unaudited pro forma consolidated statement of operations reflects the following transactions:
•	the acquisition of Penreco for a total cash purchase price of $266.6 million;

•	the anticipated sale by Calumet of 2,800,000 common units to the public;

•	the sale by Calumet of 3,300,000 common units to the public in its secondary offering;

•	the sale by Calumet of 7,304,985 common units to the public in its initial public offering;

•	the payment of estimated underwriting commissions and other offering expenses of all offerings; and

•	the repayment by Calumet of its senior secured first lien term loan and the borrowing of $275.0 million pursuant to a new senior secured first lien term loan it will enter into at the time of the closing of the Penreco acquisition.
Note 2. Pro Forma Adjustments and Assumptions
(a) Reflects the net proceeds to Calumet of $116.4 million from the issuance and sale of 2,800,000 common units at an assumed price of $43.85 (reflecting the closing price of the common units on November 7, 2007) per unit and after deducting underwriting discounts, commissions and after paying estimated offering and related transaction expenses of approximately $1.2 million.
(b) Reflects the contribution to Calumet by Calumet GP, LLC, its general partner, of $2.5 million to maintain its two percent general partner interest.
(c) Reflects the estimated aggregate purchase price for the acquisition of Penreco of $266.6 million. The aggregate purchase price includes estimates for the working capital adjustment to be paid at closing and estimated acquisition costs.
(d) Reflects the estimated proceeds, net of $8.2 million of issuance costs, of $275.0 million from borrowings from our new senior secured first lien term loan which will be used to finance the acquisition of Penreco and for general partnership purposes.

(e) Reflects an adjustment to record Penreco’s inventory at fair value. The estimated fair value of Penreco’s inventory was $68.6 million at September 30, 2007 compared to a carrying value of $29.2 million resulting in a total increase to inventory of $39.4 million.
(f) Reflects an adjustment to record Penreco’s property, plant and equipment at fair value. The estimated fair value of acquired property, plant and equipment was $89.3 million at September 30, 2007 compared to a carrying value of $33.6 million resulting in a total increase to property, plant and equipment of $55.8 million.
(g) Reflects an adjustment to record intangible assets related to Penreco consisting of the following (in millions):

Customer relationships	$41.5
Patents	1.7
Supply/distributor agreements	32.6
Noncompete agreements	6.8

$82.6

(h) Reflects the goodwill arising from the transaction. Goodwill was determined as follows (in millions):

Estimated Penreco purchase price	$266.6
Fair value of liabilities assumed	42.0
Fair value of identifiable assets acquired	(287.3)

Goodwill arising from the transaction	$21.3

(i) Reflects a charge of $0.6 million to write-off deferred debt issuance costs related to the senior secured first lien term loan which was extinguished with the proceeds of our new senior secured first lien term loan to be entered into at the time of the closing of the Penreco acquisition.
(j) Reflects the change in current and long-term debt as set forth in the table below (in millions):

Amounts to be repaid:
Existing senior secured first lien term loan	$30.2
Existing revolver borrowings	$34.0

$64.2
Debt issuance:
Current portion of the new senior secured first lien term loan	2.7
Long term new senior secured first lien term loan, less current portion	272.3

$275.0

Adjustment to current debt:
Existing current portion	$(0.3)
Current portion of new senior secured first lien term loan	2.7

$2.4

Adjustment to long term debt:
Existing long term portion of senior secured first lien term loan	$(29.9)
Existing long term portion of revolver	$(34.0)
Long term portion of new term debt	272.3

$208.4

(k) Reflects elimination of Penreco’s historical equity balances.
(l) Reflects net change in interest expense as a result of entering into the new credit facilities and the repayment of borrowings under the existing facilities from the net proceeds of an anticipated public offering, our secondary offering, and our initial public offering. After the consummation of the transactions described in Note 1, the Partnership’s outstanding indebtedness on a pro forma basis as of September 30, 2007 will consist of (i) no outstanding borrowings and outstanding letters of credit of $66.3 million on the $225.0 million senior secured revolving credit facility, (ii) $275.0 million of borrowings under the new senior secured first lien term loan facility that bears interest at LIBOR plus 350 basis points, an assumed rate of 8.99%, and (iii) a $50 million letter of credit facility to support crack spread hedging that bears interest at an assumed rate of 3.50%. Should the actual interest rate increase or decrease by 100 basis points, pro forma interest expense would increase or decrease by $2.8 million and $2.1 million for the year ended December 31, 2006 and for the nine months ended September 30, 2007, respectively. The individual components of the net change in interest expense are as follows (in millions):

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
Interest expense as reported by Calumet	$9.0	$3.5
Interest expense as reported by Penreco	0.1	—

Total interest expense	9.1	3.5

Removal of prior long-term debt interest expense due to initial public offering of Calumet	(1.7)	—
Pro forma interest expense after the initial public offering of Calumet	0.9	—

Adjustment to interest expense due to initial public offering of Calumet	(0.8)	—

Removal of prior long-term debt interest expense due to secondary offering of Calumet	(3.6)	—
Pro forma interest expense after the secondary offering of Calumet	2.2	—

Adjustment to interest expense due to secondary offering of Calumet	(1.4)	—

Removal of prior long-term debt interest expense due to repayment of senior secured first lien term loan	(4.7)	(3.4)
Pro forma interest expense associated with the new senior secured first lien term loan	25.7	19.1

Adjustment to interest expense due to new senior secured first lien term loan	21.0	15.7

Net adjustment	18.8	15.7

Pro forma as adjusted interest expense	$27.9	$19.2

(m) Reflects the eliminations of historical sales and purchase activity between Calumet and Penreco for year ended December 31, 2006 and the nine month period ended September 30, 2007.
(n) Reflects the adjustments for the estimated additional depreciation expense resulting from recording Penreco’s fixed assets at their estimated fair value as described in note (f) of the Notes to Unaudited Pro Forma Consolidated Balance Sheet.
(o) Reflects the adjustments for amortization of the intangible assets described in note (g) of the Notes to the Unaudited Pro Forma Consolidated Balance Sheet.
(p) Reflects an adjustment to record Penreco’s pension benefits and other postretirement employee benefits’ plan assets and obligations at estimated fair values. The estimated fair values of Penreco’s plan assets and obligations were a $20.9 million obligation at September 30, 2007 compared to an asset of $13.2 million, resulting in a total increase to the net obligation of $7.7 million.
(q) Reflects adjustment to remove the amortization of prior service cost and actuarial gains and losses resulting from the adjustment of Penreco’s pension benefits and other postretirement employee benefits’ plan assets and obligations to their estimated fair value as described in Note (p) of the Notes to Unaudited Pro Forma Consolidated Balance Sheet.
(r) Reflects assets and liabilities not assumed in the acquisition of Penreco by Calumet.

(s) Certain reclassifications have been made in the historical Penreco financial statements to conform to Calumet’s financial statement presentation. These reclassifications have no impact on net income or partners’ capital.

	As of September 30, 2007
			Penreco
	As Reported	Reclassifications	Historical
	(in thousands of dollars)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—

Accounts receivable:
Trade accounts receivable, less allowance for doubtful accounts	41,280	64	41,344
Accounts receivable due from partner	64	(64)
Other accounts receivable	—		—

	41,344	—	41,344

Inventory	29,188	—	29,188
Derivative assets	—	—	—
Prepaid expenses and other current assets	—	1,065	1,065
Other current assets	1,196	(1,196)	—

Total current assets	71,728	(131)	71,597
Property, plant and equipment, net	35,245	131	35,376
Intangibles	—		—
Goodwill	—		—
Other asset	1,911	—	1,911

Total assets	$108,884	$—	$108,884

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$24,599	$(24,599)	$—
Accounts payable due to partner	8,931	(8,931)	—
Accounts payable	—	26,262	26,262
Accrued salaries, wages and benefits	—	4,292	4,292
Other taxes payable	—	583	583
Other current liabilities	—	2,393	2,393
Current portion of long-term debt	—	—	—
Derivative liabilities	—	—	—

Total current liabilities	33,530	—	33,530
Long-term debt, less current portion	—	—	—
Other noncurrent liabilities	—	68	68
Employee benefit obligations	68	(68)	—

Total liabilities	33,598	—	33,598

Commitments and contingencies
Total partners’ capital	75,286		75,286

Total liabilities and partners’ capital	$108,884	$—	$108,884

	Twelve months ended December 31, 2006
	As Reported	Reclassifications	Penreco Historical
	(in thousands of dollars)

Revenue	$432,191	$—	$432,191
Cost of sales	342,849	35,611	378,460

Gross Profit	89,342	(35,611)	53,731
Operating costs and expenses:
Operating expenses	43,540	(43,540)	—
Selling, general and administrative expenses	23,808	(975)	22,833
Transportation	—	10,869	10,869
Taxes other than income taxes	—	975	975
Other	—	—	—
Depreciation and amortization	2,940	(2,940)	—

Total operating expenses	70,288	(35,611)	34,677
Gain/(loss) on sale of assets	(11)	11	—

Operating income (loss)	19,043	11	19,054
Other income (expense):
Interest expense	(139)	—	(139)
Interest income	—	149	149
Debt extinguishment costs	—	—	—
Realized gain (loss) on derivative instruments	—	—	—
Unrealized gain (loss) on derivative instruments	—	—	—
Other income, net	393	(160)	233

Total other income (expense)	254	(11)	243

Net income before income taxes	19,297	—	19,297

Income tax expense	—	—	—

Net income	$19,297	$—	$19,297

	Nine Months Ended September 30, 2007
	As Reported	Reclassifications	Penreco Historical
	(in thousands of dollars)

Revenue	$324,606	$—	$324,606

Cost of sales	258,205	21,018	279,223

Gross Profit	66,401	(21,018)	45,383
Operating costs and expenses:
Operating expenses	29,791	(29,791)	—
Selling, general and administrative expenses	18,517	1,481	19,998
Transportation	—	8,773	8,773
Taxes other than income taxes	—	691	691
Other	—	—	—
Depreciation and amortization	2,172	(2,172)	—
Gain on sale of assets	6	6	—

Total operating expenses	50,474	(21,012)	29,462

Operating income (loss)	15,927	(6)	15,921
Other income (expense):
Interest expense	(7)	—	(7)
Interest income	—	202	202
Debt extinguishment costs	—	—	—
Realized gain (loss) on derivative instruments	—	—	—
Unrealized gain (loss) on derivative instruments	—	—	—
Other income, net	511	(196)	315

Total other income	504	6	510

Net income before income taxes	16,431	—	16,431

Income tax expense	—	—	—

Net income	$16,431	$—	$16,431

Note 3. Pro Forma Net Income (Loss) Per Unit
Pro forma net income (loss) per unit is determined by dividing the pro forma net income (loss) available to the common and subordinated unitholders, after deducting the general partner’s interest in the pro forma net income (loss), by the weighted average number of common and subordinated units expected to be outstanding at the closing of the offering. Our partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.45 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. For purposes of the calculation of pro forma net income (loss per unit), we assumed that the minimum quarterly distribution was made to all common unitholders for each quarter during the periods presented and that the number of units outstanding were 19,177,304 common and 13,066,000 subordinated. All units were assumed to have been outstanding since January 1, 2006. Pursuant to the partnership agreement, to the extent that the quarterly distributions exceed certain targets, the general partner is entitled to receive certain incentive distributions that will result in more net income proportionately being allocated to the general partner than to the holders of common and subordinated units. The pro forma net income (loss) per unit calculations includes the incentive distributions that would be made to the general partner based upon the pro forma available cash from operating surplus for the period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:	CALUMET GP, LLC, its General Partner

By:	/s/ R. Patrick Murray, II

	Name:	R. Patrick Murray, II
	Title:	Vice President, Chief Financial Officer and Secretary
November 7, 2007

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

23.01	Consent of PricewaterhouseCoopers, LLP